Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Financial Statements” in the Prospectus and “Experts” in the Statement of Additional Information and to the use of our reports dated April 22, 2008 with respect to the financial statements of EquiTrust Life Variable Account and April 23, 2008 with respect to the financial statements and schedules of EquiTrust Life Insurance Company, in Pre-Effective Amendment No. 1 to the Registration Statement (Form N-6 No. 333-148861) under the Securities Act of 1933 and Amendment No. 11 to the Registration Statement (Form N-6 No. 811-08641) under the Investment Company Act of 1940, and related Prospectus of EquiTrust Life Variable Account (Variable Universal Life Insurance Policy) dated June 1, 2008.

/s/ Ernst & Young LLP

Des Moines, Iowa

May 16, 2008